Copyright, published by The Baltic and International Maritime Council (BIMCO), Copenhagen September 1989	Adopted by International Support Vessel Owners’ Association (ISOA), London	Issued by The Documentary Committee of The Baltic and International Maritime Council (BIMCO), Copenhagen (First Edition published 1975) REVISED 1989

UNIFORM TIME CHARTER PARTY FOR OFFSHORE SERVICE VESSELS CODE NAME: “SUPPLYTIME 89”

1. Place and date

SALFORD ENGLAND, 31st MAY 2002		PART I

2. Owners/Place of business (full style, address and telex/telefax no.) (Cl. 1(a))	3.	Charterers/Place of business (full style, address and telex/telefax no.) (Cl. 1(a))

CABLE SHIPPING INC. 80 BROAD STREET MONROVIA LIBERIA OR THEIR NOMINEES		TORCH OFFSHORE L.L.C. 401 WHITNEY AVENUE, SUITE 400 GRETNA LOUISIANA 70056 USA

4. Vessel’s name (Cl. 1(a))	5. Date of delivery (Cl. 2(a))	6. Cancelling date (Cl. 2(a) and (c))
G. MURRAY TO BE RENAMED MIDNIGHT HUNTER	AUGUST 10th, 2002 (see also Clauses 2 (b) and 52)	SEPTEMBER 10th, 2002

7.	Port or place of delivery (Cl. 2(a))	8.	Port or place of redelivery/notice of redelivery (Cl. 2(d))

APS NEW ORLEANS PORT OR ANY OTHER LOUISIANA PORT DESIGNATED BY CHARTERER, AFTER SATISFACTORY US COAST GUARD INSPECTION (INCLUDING SAFETY AND ISM). CHARTERERES TO ARRANGE INSPECTION ACCORDINGLY. IN CASE OF NON COMPLIANCE TIME TO COUNT ONLY AFTER A SATISFACTORY INSPECTION	(i) Port or place of redelivery DROPPING OUTWARD PILOT IN EUROPEAN OR US GULF PORT IN CHARTERERS OPTION

(ii) Number of days’ notice of redelivery
30 DAYS APPROX / 15-10-5-3-2-1 DEFINITE DAYS

9. Period of hire (Cl. 1(a))	10. Extension of period of hire (optional) (Cl. 1(b))

1095 DAYS FIRM, CONTINUOUS FROM THE END OF THE RIG UP PERIOD IN CLAUSE 53	(i) Period of extension N/A

(ii) Advance notice for declaration of option (days) N/A

11. Automatic extension period to complete voyage or well (Cl. 1(c))	12. Mobilisation charge (lump sum and when due) (Cl. 2(b) (i))

(i) Voyage or well (state which) AS REQUIRED FOR WORK IN PROGRESS	(i) Lump sum US$275.000

(ii) Maximum extension period (state number of days) 30 DAYS	(ii) When due ON ARRIVAL NEW ORLEANS OR ANY OTHER LOUISIANA PORT DESIGNATED BY THE CHARTERER

13. Port or place of mobilisation (Cl. 2(b) (i)) GDYNIA, POLAND

14. Early termination of charter (state amount of hire payable) (Cl. 26(a))	15. Number of days’ notice of early termination (Cl. 26(a))	16. Demobilisation charge (lump sum) (Cl. 2(e) and Cl. 26(a))

SEE CLAUSE 56 — CANCELLATION	SEE CLAUSE 56	N/A

17. Area of operation (Cl. 5(a))	18. Employment of vessel restricted to (state nature of service(s)) (Cl. 5(a))
WORLD WIDE WITHIN INSTITUTE WARRANTY LIMITS	AS SUPPORT FOR PIPE LAYING / ROV SUPPORT / LIGHT CONSTRUCTION / DIVING OPERATIONS AS DIRECTED BY THE CHARTERERS BUT ALWAYS WITHIN THE SAFE CAPABILITIES AND CAPACITIES OF THE VESSEL

(continued)

(continued)	“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels	PART I

19. Charter hire (state rate and currency) (Cl. 10(a) and (d))	20. Extension hire (if agreed, state rate) (Cl. 10(b))

US DOLLARS 18.500 PER DAY	N/A

(see also Clause 53)
21. Invoicing for hire and other payments (Cl. 10(d)) (i) state whether to be issued in advance of arrears	22. Payments (state mode and place of payment; also state beneficiary and bank account (CI. 10(e)) TO BE ADVISED LATER

IN ARREARS, ON THE LAST DAY OF EACH CALENDAR MONTH

(ii) state to whom to be issued if addressee other than stated in Box 2 N/A

(iii) state to whom to be issued if addressee other than stated in Box 3 N/A

23. Payment of hire, bunker invoices and disbursements for Charterers’ account (state maximum number of days) (Cl. 10(e)) 30 DAYS	24.	Interest rate payable (Cl. 10(e)) 8 PER CENT	25.	Maximum audit period (Cl. 10(f)) 4 MONTHS

26. Meals (state rate agreed) (Cl.5(c) (i))	27. Accommodation(state rate agreed) (Cl. 5(c) (i))	28. Mutual Waiver of Recourse (optional, state whether applicable) (Cl. 12(f))

N/A (see Clause 55)	N/A (see Clause 55)	N/A

29. Sublet (state amount of daily increment to charter hire) (Cl. 17(b))	30. War (state name of countries) (Cl. 19(e))

TO BE NEGOTIATED ON BASIS OF DOCUMENT COST INCREMENT TO OWNERS	NATO COUNTRIES

31. General average (place of settlement — only to be filled in if other than London) (Cl. 21)	32. Breakdown (state period) (Cl. 26(b) (v))

LONDON (see Clause 31)	30 DAYS

33. Law and arbitration (state Cl. 31(a) or 31(b) or 31(c), as agreed; if Cl. 31(c) agreed also state place of arbitration) (Cl. 31)	34. Numbers of additional clauses covering special provisions, if agreed

ENGLISH LAW, ARBITRATION IN LONDON	37/ 56 INCLUSIVE. ANNEXES A, B, C, D AND E ENCLOSED FORM AN INTEGRAL PART OF THIS CHARTER PARTY.

35. Names and addresses for notices and other communications required to be given by the Owners (Cl. 28)	36. Names and addresses for notices and other communications required to be given by the Charterers (Cl. 28)

SEE CLAUSE 50	SEE CLAUSE 50

~~It is mutually agreed that this Contract shall be performed subject to the conditions contained in the Charter consisting of PART I, including additional clauses if any agreed and stated in Box 34, and PART II as well as ANNEX “A” and ANNEX “B” as annexed to this Charter. In the event of a conflict of conditions, the provisions of PART I shall prevail over those of PART II and ANNEX “A” and ANNEX “B” to the extent of such conflict but no further. ANNEX “C” as annexed to this Charter is optional and shall only apply if expressly agreed and stated in Box 28.~~

Signature (Owners)	Signature (Charterers)
/s/ CABLE SHIPPING INC.	/s/ LYLE G. STOCKSTILL

Printed and sold by Fr. G. Knudtzon Ltd., 55 Toldbodgade, DK-1253 Copenhagen K, Telefax +45 33 93 11 84
by authority of the Baltic and International Maritime Conference (BIMCO), Copenhagen.

PART II
“SUPPLYTIME 89” Uniform Time Charter Party for Offshore Service Vessels

1.     Period

(a)  The Owners stated in Box 2 let and the Charterers stated in Box 3 hire the Vessel named in Box 4, as specified in ANNEX “A” (hereinafter referred to as “the Vessel”), for the period as stated in Box 9 from the time the Vessel is delivered to the Charterers.

(b)  Subject to Clause 10(b), the Charterers have the option to extend the Charter Period in direct continuation for the period stated in Box 10(i), but such an option must be declared in accordance with Box 10(ii).

(c)  The Charter Period shall automatically be extended for the time required to complete the voyage or well (whichever is stated in Box 11(i)) in progress, such time not to exceed the period stated in Box 11(ii).

2.     Delivery and Redelivery

(a)  Delivery -Subject to sub-clause (b) of this Clause the Vessel shall be delivered by the Owners free of cargo ~~and with clean tanks~~ at any time between the date stated in Box 5 and the date stated in Box 6 at the port or place stated in Box 7 where the Vessel can safely lie always afloat.(see also clause 52)

(b)  Mobilisation. -(i) The Charterers shall pay a lump sum as stated in Box 12 without discount by way of mobilisation charge in consideration of the Owners giving delivery at the port or place stated in Box 7. The mobilisation charge shall not be affected by any change in the port or place of mobilisation from that stated in Box 13.

~~(ii) Should the Owners agree to the Vessel loading and transporting cargo And/or undertaking any other service for the Charterers en route to the port of Delivery or from the port of redelivery, then all terms and conditions of this Charter Party shall apply to such loading and transporting and/or other Service exactly as if performed during the Charter Period excepting only that Any lump sum freight agreed in respect thereof shall be payable on shipment Or commencement of the service as the case may be, the Vessel and/or goods Lost or not lost.~~

(c)  Cancelling. -If the Vessel is not delivered by midnight local time on the Cancelling date stated in Box 6, the Charterers shall be entitled to cancel this Charter Party. However, if despite the exercise of due diligence by the Owners, the Owners will be unable to deliver the Vessel by the cancelling date, they may give notice in writing to the Charterers at any time prior to the delivery date as stated in Box 5, and shall state in such notice the date by which they will be able to deliver the Vessel. The Charterers may within 24 hours of receipt of such notice give notice in writing to the Owners cancelling this Charter Party. If the Charterers do not give such notice, then the later date specified in the Owners’ notice shall be substituted for the cancelling date for all the purposes of this Charter Party. In the event the Charterers cancel the Charter Party, it shall terminate on terms that neither party shall be liable to the other for any losses incurred by reason of the non-delivery of the Vessel or the cancellation of the Charter Party.

(d)  Redelivery. -The Vessel shall be redelivered on the expiration or earlier termination of this Charter Party free of cargo and Charterers equipment ~~and with clean tanks~~ at the port or place as stated in Box 8(i) or such other port or place as may be mutually agreed. The Charterers shall give not less than the number of days notice in writing of their intention to redeliver the Vessel, as stated in Box 8(ii).

~~(e) Demobilisation. -The Charterers shall pay a lump sum without discount in the amount as stated in Box16 by way of demobilisation charge which amount shall be paid on the expiration or on earlier termination of this Charter Party.~~

3.     Condition of Vessel

(a)  The Owners undertake that at the date of delivery under this Charter Party the Vessel shall be of the description and classification as specified in ANNEX “A”, attached hereto, and undertake to so maintain the Vessel during the Period of service under this Charter Party.

(b)  The Owners shall before and at the date of delivery of the Vessel and Throughout the Charter Period exercise due diligence to make and maintain the Vessel tight, staunch, strong in good order and condition and, without Prejudice to the generality of the foregoing, in every way fit to operate Effectively at all times for the services as stated in Clause 5.

4.     Survey

The Owners shall appoint either the ship’s Captain or other employee and 62a the Charterers shall ~~jointly~~ appoint an independent surveyor or other employee for the purpose of determining and agreeing in writing the condition of the Vessel, ~~any anchor handling and towing equipment~~ specified in ~~Section 5 of~~ ANNEX “A”, and the quality and quantity of fuel, lubricants and water at the time of delivery and redelivery hereunder. The Owners and the Charterers shall jointly share the time and expense of such surveys except for the independent 68 Surveyor whose expenses ~~will~~ shall be for Charterers’ account.

5.     Employment and Area of Operation

(a)  The Vessel shall be employed in offshore activities which are lawful in accordance with the law of the place of the Vessel’s flag and/or registration and of the place of operation. Such activities shall be restricted to the service(s) as stated in Box 18, and to voyages between any good and safe port or place and any place or offshore unit where the Vessel can safely lie always afloat within the Area of Operation as stated in Box 17 which shall always be within Institute Warranty Limits and which shall in no circumstances be exceeded without prior agreement and adjustment of the Hire and in accordance with such other terms as appropriate to be agreed; provided always that the Charterers do not warrant the safety of any such port or place or offshore unit but shall exercise due diligence in issuing their orders to the Vessel as if the Vessel were their own property and having regard to her capabilities and the nature of her employment. ~~Unless otherwise agreed, the Vessel shall not be employed as a diving platform.~~

(b)  Relevant permission and licences from responsible authorities for the Vessel to enter, work in and leave the Area of Operation shall be obtained by the Charterers and the Owners shall assist, if necessary, in every way possible to secure such permission and licences.

(c)  The Vessel’s Space. -The whole reach and burden and decks of the Vessel shall throughout the Charter Period be at the Charterers’ disposal reserving proper and sufficient space for the Vessel’s Master, Officers, Crew, tackle, apparel, furniture, provisions and stores. The Charterers shall be entitled to carry, so far as space is available and for their purposes in connection with their operations.

(i)	Persons other than crew members, other than fare paying, and for such purposes to make use of the Vessel’s available accommodation not being used on the voyage by the Vessel’s Crew. ~~The Owners shall provide suitable provisions and requisites for such persons for which the Charterers shall pay at the rate as stated in Box 26 per meal and at the rate as stated in Box 27 per day for the provision of bedding and services for persons using berth accommodation.~~ (see also clause 55)

(ii)	Lawful cargo whether carried on or under deck.

~~(iii)~~	~~Explosives and dangerous cargo, whether in bulk or packaged, provided proper notification has been given and such cargo is marked and packed in accordance with the national regulations of the Vessel and/or the International Maritime Dangerous Goods Code and/or other pertinent regulations. Failing such proper notification, marking or packing the Charterers shall indemnify the Owners in respect of any loss, damage or liability whatsoever and howsoever arising therefrom. The~~

~~Charterers accept responsibility for any additional expenses (including reinstatement expenses) incurred by the Owners in relation to the carriage of explosives and dangerous cargo.~~

~~(iv)~~	~~Hazardous and noxious substances, subject to Clause 12(g), proper notification and any pertinent regulations.~~

(d)  Laying-up of Vessel. -The Charterers shall have the option of laying up the Vessel at an agreed safe port or place for all or any portion of the Charter Period in which case the Hire hereunder shall continue to be paid but, if the period of such lay-up exceeds 30 consecutive days there shall be credited against such Hire the amount which the Owners shall reasonably have saved by way of reduction in expenses and overheads as a result of the lay-up of the Vessel.

6.     Master and Crew

(a)  (i) The Master shall carry out his duties promptly and the Vessel shall render all reasonable services within her capabilities by day and by night and at such times and on such schedules as the Charterers may reasonably require without any obligations of the Charterers to pay to the Owners or the Master, Officers or the Crew of the Vessel any excess or overtime payments. The Charterers shall furnish the Master with all instructions and sailing directions and the Master and Engineer shall keep full and correct logs accessible to the Charterers or their agents.

(ii)  The Master shall sign cargo documents as and in the form presented, the same, however, not to be Bills of Lading, but receipts which shall be non- negotiable documents and shall be marked as such. The Charterers shall indemnify the Owners against all consequences and liabilities arising from the Master, Officers or agents signing, under the direction of the Charterers, those cargo documents or other documents inconsistent with this Charter Party or from any irregularity in the papers supplied by the Charterers or their agents.

(b)  The Vessel’s Crew if required by Charterers will connect and disconnect electric cables, fuel, water and pneumatic hoses when placed on board the Vessel in port as well as alongside the offshore units; will operate the machinery on board the Vessel for loading and unloading cargoes; and will hook and unhook cargo on board the Vessel when loading or discharging alongside offshore units. If the port regulations or the seamen and/or labour unions do not permit the Crew of the Vessel to carry out any of this work, then the Charterers shall make, at their own expense, whatever other arrangements may be necessary, always under the direction of the Master.

(c)  If the Charterers have reason to be dissatisfied with the conduct of the Master or any Officer or member of the Crew, the Owners on receiving particulars of the complaint shall promptly investigate the matter and if the complaint proves to be well founded, the Owners shall as soon as reasonably possible make appropriate changes in the appointment.

(d)  The entire operation, navigation, and management of the Vessel shall be in the exclusive control and command of the Owners, their Master, Officers and Crew. The Vessel will be operated and the services hereunder will be rendered as requested by the Charterers, subject always to the exclusive right of the Owners or the Master of the Vessel to determine whether operation of the Vessel may be safely undertaken. In the performance of the Charter Party, the Owners are deemed to be an independent contractor, the Charterers being concerned only with the results of the services performed.

7.     Owners to Provide

(a)  The Owners shall provide and pay for all ~~provisions~~, wages and all other expenses of the Master, Officers and Crew; all maintenance and repair of the Vessel’s hull, machinery and equipment as specified in ANNEX “A”; also, except as otherwise provided in this Charter Party, for all insurance on the Vessel, all dues and charges directly related to the Vessel’s flag and/or registration, all deck, cabin and engine room stores, cordage required for ordinary ship’s purposes mooring alongside in harbour, and all fumigation expenses and de-ratisation certificates. The Owners’ obligations under this Clause extend to cover all liabilities for consular charges appertaining to the Master, Officers and Crew, customs or import duties arising at any time during the performance of this Charter Party in relation to the personal effects of the Master, Officers and Crew, and in relation to the stores, provisions and other matters as aforesaid which the Owners are to provide and/or pay for and the Owners shall refund to the Charterers any sums they or their agents may have Paid or been compelled to pay in respect of such liability. (see also clause 55)

~~(b) On delivery the Vessel shall be equipped, if appropriate, at the Owners’ Expense with any towing and anchor handling equipment specified in Section 5(b) of ANNEX “A”. If during the Charter Period any such equipment becomes Lost, damaged or unserviceable, other than as a result of the Owners’ Negligence, the Charterers shall either provide, or direct the Owners to Provide, an equivalent replacement at the Charterers’ expense.~~

8.     Charterers to Provide

(a)  While the Vessel is on hire the Charterers shall provide and pay for all fuel, Lubricants, water, provisions, catering and accommodation services dispersants, fire-fighting foam and transport thereof, port charges, pilotage and boatmen and canal steersmen (whether compulsory or not), launch hire (unless incurred in connection with the Owners’ business), light dues, tug assistance, canal, dock, harbour, tonnage and other dues and charges, agencies and commissions incurred on the Charterers’ business, costs for security or other watchmen, and of quarantine (if occasioned by the nature of the cargo carried or the ports visited whilst employed under this Charter Party but not otherwise).

(b)  At all times the Charterers shall provide and pay for the loading and unloading of cargoes so far as not done by the Vessel’s crew, ~~cleaning of cargo tanks~~, all necessary dunnage, uprights and shoring equipment for securing deck cargo, all cordage except as to be provided by the Owners, all ropes, slings and special runners ~~(including bulk cargo discharge hoses) actually used for loading and discharging, inert gas required for the protection of cargo, and electrodes used for offshore works,~~ and shall reimburse the Owners for the actual cost of replacement of special mooring lines to offshore units, wires, nylon spring lines etc. used for offshore works, all hose connections and adaptors, and further, shall refill oxygen/acetylene bottles used for offshore works.

(c)  The Charterers shall pay for customs duties, all permits, import duties (including costs involved in establishing temporary or permanent importation bonds), and clearance expenses, both for the Vessel and/or equipment, required for or arising out of this Charter Party.

9.     Bunkers

Unless otherwise agreed, the Vessel shall be delivered with bunkers and lubricants as on board and redelivered with sufficient bunkers to reach the next bunkering stage en route to her next port of call. The Charterers upon delivery and the Owners upon redelivery shall take over and pay for the bunkers and lubricants on board at the prices prevailing at the times and ports of delivery and redelivery.

10.     Hire and Payments (see also clause 53)

(a)  Hire -The Charterers shall pay Hire for the Vessel at the rate stated in Box 19 per day or pro rata for part thereof from the time that the Vessel is delivered to the Charterers until the expiration or earlier termination of this Charter Party.

(b)  Extension Hire. -If the option to extend the Charter Period under Clause 1(b) is exercised, Hire for such extension shall, unless stated in Box 20, be mutually agreed between the Owners and the Charterers.

(c)  Adjustment of Hire. -The rate of hire shall be adjusted to reflect documented changes, alter the date of entering into the Charter Party or the date of commencement of employment, whichever is earlier, in the Owners’

costs arising from changes in the Charterers’ requirements or regulations governing the Vessel and/or its Crew or this Charter Party.

(d)  Invoicing. -All invoices shall be issued in the contract currency stated in Box 19 In respect of reimbursable expenses incurred in currencies other than the contract currency, the rate of exchange into the contract currency shall be that quoted by the Central Bank of the country of such other currency as at the date of the Owners’ invoice. Invoices covering Hire and any other payments due shall be issued monthly as stated in Box 21(i) or at the expiration or earlier termination of this Charter Party. Notwithstanding the foregoing, bunkers and lubricants on board at delivery shall be invoiced at the time of delivery.

(e)  Payments. -Payments of Hire, bunker invoices and disbursements for the Charterers’ account shall be received within the number of days stated in Box 23 from the date ~~of receipt~~ of the invoice. Payment shall be made in the contract currency in full without discount to the account stated in Box 22. However any advances for disbursements made on behalf of and approved by the Owners may be deducted from Hire due.

If payment is not received by the Owners within 5 banking days following the due date the Owners are entitled to charge interest at the rate stated in Box 24 on the amount outstanding from and including the due date until payment is received.

Where an invoice is disputed, the Charterers shall in any event pay the undisputed portion of the invoice but shall be entitled to withhold payment of the disputed portion provided that such portion is reasonably disputed and the Charterers specify such reason. Interest will be chargeable at the rate stated in Box 24 on such disputed amounts where resolved in favour of the Owners. Should the Owners prove the validity of the disputed portion of the invoice, balance payment shall be received by the Owners within 5 banking days alter the dispute is resolved. Should the Charterers’ claim be valid, a corrected invoice shall be issued by the Owners.

In default of payment as herein specified, the Owners may require the Charterers to make payment of the amount due within 5 banking days of receipt of notification from the Owners; failing which the Owners shall have the right to withdraw the Vessel without prejudice to any claim the Owners may have against the Charterers under this Charter Party.

While payment remains due the Owners shall be entitled to suspend the performance of any and all of their obligations hereunder and shall have no responsibility whatsoever for any consequences thereof, in respect of which the Charterers hereby indemnify the Owners, and Hire shall continue to accrue and any extra expenses resulting from such suspension shall be for the Charterers’ account.

(f)  Audit -The Charterers shall have the right to appoint an independent chartered accountant to audit the Owners’ books directly related to work performed under this Charter Party at any time after the conclusion of the Charter Party, up to the expiry of the period stated in Box 25, to determine the validity of the Owners’ charges hereunder. The Owners undertake to make their records available for such purposes at their principal place of business during normal working hours. Any discrepancies discovered in payments made shall be promptly resolved by invoice or credit as appropriate.

11.     Suspension of Hire

(a)  If as a result of any deficiency of Crew or of the Owners’ stores, strike of Master, Officers and Crew, breakdown of machinery, damage to hull or other accidents to the Vessel, the Vessel is prevented from working, no Hire shall be payable in respect of any time lost and any Hire paid in advance shall be adjusted accordingly provided always however that Hire shall not cease in the event of the Vessel being prevented from working as aforesaid as a result of:

(i) the carriage of cargo as noted in Clause 5(c)(iii) and (iv);

(ii) quarantine or risk of quarantine unless caused by the Master, Officers or Crew having communication with the shore at any infected area not in connection with the employment of the Vessel without the consent or the instructions of the Charterers;

(iii) deviation from her Charter Party duties or exposure to abnormal risks at the request of the Charterers;

(iv) detention in consequence of being driven into port or to anchorage through stress of weather or trading to shallow harbours or to river or ports with bars or suffering an accident to her cargo, when the expenses resulting from such detention shall be for the Charterers’ account howsoever incurred;

(v) detention or damage by ice;

(vi) any act or omission of the Charterers, their servants or agents.

(b)  Liability for Vessel not Working. -The Owners’ liability for any loss, damage or delay sustained by the Charterers as a result of the Vessel being prevented from working by any cause whatsoever shall be limited to suspension of hire.

(c)  Maintenance and Drydocking. —Notwithstanding sub-clause (a) hereof, the Charterers shall grant the Owners a maximum of 24 hours on hire, which shall be cumulative, per month or pro rata for part of a month from the commencement of the Charter Period for maintenance and repairs including drydocking (hereinafter referred to as “maintenance allowance”).

The Vessel shall be drydocked at regular intervals. The Charterers shall place the Vessel at the Owners’ disposal clean of cargo, at a port (to be nominated by the Owners at a later date) having facilities suitable to the Owners for the purpose of such drydocking.

During reasonable voyage time taken in transits between such port and Area of Operation the Vessel shall be on hire and such time shall not be counted against the accumulated maintenance allowance.

Hire shall be suspended during any time taken in maintenance repairs and drydocking in excess of the accumulated maintenance allowance.

In the event of less time being taken by the Owners for repairs and drydocking or, alternatively, the Charterers not making the Vessel available for all or part of this time, the Charterers shall, upon expiration or earlier termination of the Charter Party, pay the equivalent of the daily rate of Hire then prevailing in addition to Hire otherwise due under this Charter Party in respect of all such time not so taken or made available.

Upon commencement of the Charter Period, the Owners agree to furnish the Charterers with the Owners’ proposed drydocking schedule and the Charterers agree to make every reasonable effort to assist the Owners in adhering to such predetermined drydocking schedule for the Vessel. (see also clause 38)

12.     Liabilities and Indemnities

(a)  Owners. -Notwithstanding anything else contained in this Charter Party excepting Clauses 5(c)(iii), 7(b), 8(b),12(g), 15(c) and 21, the Charterers shall not be responsible for loss of or damage to the property of the Owners or of their contractors and sub-contractors, including the Vessel, or for personal injury or death of the employees of the Owners or of their contractors and sub-contractors, arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, injury or death is caused wholly or partially by the act, neglect, or default of the Charterers, their employees, contractors or sub-contractors, and even if such loss, damage, injury or death is caused wholly or partially by unseaworthiness of any vessel; and the Owners shall indemnify, protect, defend and hold harmless the Charterers from any and against all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of or in connection with such loss, damage, personal injury or death.

(b)  Charterers. -Notwithstanding anything else contained in this Charter Party excepting Clause 21, the Owners shall not be responsible for loss of, damage to, or any liability arising out of anything towed by the Vessel, any cargo laden upon or carried by the Vessel or her tow, the property of the Charterers or of their contractors and sub-contractors, including their offshore units, or for personal injury or death of the employees of the Charterers or of their contractors and sub-contractor” (other than the Owners and their contractors and sub-contractors) or of anyone on board anything towed by the Vessel, arising out of or in any way connected with the performance of this Charter Party, even if such loss, damage, liability, injury or death is caused wholly or partially by the act, neglect or default of the Owners, their employees, contractors or sub-contractors, and even if such loss, damage, liability, injury or death is caused wholly or partially by the unseaworthiness of any vessel; and the Charterers shall indemnify, protect, defend and hold harmless the Owners from any and against all claims, costs, expenses, actions, proceedings, suits, demands, and liabilities whatsoever arising out of or in connection with such loss, damage, liability, personal injury or death.

(c)  Consequential Damages. -Neither party shall be liable to the other for, and each party hereby agrees to protect, defend and indemnify the other against, any consequential damages whatsoever arising out of or in connection with the performance or non-performance of this Charter Party, including, but not limited to, loss of use, loss of profits, shut-in or loss of production and cost of insurance.

(d)  Limitations. -Nothing contained in this Charter Party shall be construed or held to deprive the Owners or the Charterers, as against any person or party, including as against each other, of any right to claim limitation of liability provided by any applicable law, statute or convention, save that nothing in this Charter Party shall create any right to limit liability. Where the Owners or the Charterers may seek an indemnity under the provisions of this Charter Party or against each other in respect of a claim brought by a third party, the Owners or the Charterers shall seek to limit their liability against such third party.

(e)  Himalaya Clause. -(i) All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Charterers shall also apply to and be for the benefit of the Charterers’ parent, affiliated, related and subsidiary companies; the Charterers’ contractors, sub-contractors, clients, joint venturers and joint interest owners (always with respect to the job or project on which the Vessel is employed); their respective employees and their respective underwriters.

(ii)  All exceptions, exemptions, defences, immunities, limitations of liability, indemnities, privileges and conditions granted or provided by this Charter Party or by any applicable statute, rule or regulation for the benefit of the Owners shall also apply to and be for the benefit of the Owners’ parent, affiliated, related and subsidiary companies, the Owners’ sub-contractors, the Vessel, its Master, Officers and Crew, its registered owner, its operator, its demise charterer(s), their respective employees and their respective underwriters.

(iii)  The Owners or the Charterers shall be deemed to be acting as agent or trustee of and for the benefit of all such persons and parties set forth above, but only for the limited purpose of contracting for the extension of such benefits to such persons and parties.

(f)  Mutual Waiver of Recourse (Optional, only applicable if stated in Box 28, but regardless of whether this option is exercised the other provisions of Clause 12 shall apply and shall be paramount)

In order to avoid disputes regarding liability for personal injury or death of employees or for loss of or damage to property, the Owners and the Charterers have entered into, or by this Charter Party agree to enter into, an Agreement for Mutual Indemnity and Waiver of Recourse (in a form substantially similar to that specified in ANNEX “C”) between the Owners, the Charterers and the various contractors and sub-contractors of the Charterers.

(g)  Hazardous and Noxious Substances. —Notwithstanding any other provision of this Charter Party to the contrary, the Charterers shall always be responsible for any losses, damages or liabilities suffered by the Owners, their employees, contractors or sub-contractors, by the Charterers, or by third parties, with respect to the Vessel or other property, personal injury or death, pollution or otherwise, which losses, damages or liabilities are caused, directly or indirectly, as a result of the Vessel’s carriage of any hazardous and noxious substances in whatever form as ordered by the Charterers, and the Charterers shall defend, indemnify the Owners and hold the Owners harmless for any expense, loss or liability whatsoever or howsoever arising with respect to the carriage of hazardous or noxious substances.

13.     Pollution

(a)  Except as otherwise provided for in Clause 15(c)(iii), the Owners shall be liable for, and agree to indemnify, defend and hold harmless the Charterers against, all claims, costs, expenses, actions, proceedings, suits, demands and liabilities whatsoever arising out of actual or potential pollution damage and the cost of cleanup or control thereof arising from acts or omissions of the Owners or their personnel which cause or allow discharge, spills or leaks from the Vessel, except as may emanate from cargo and/or Charterers equipment thereon or therein.

(b)  The Charterers shall be liable for and agree to indemnify, defend and hold harmless the Owners from all claims, costs, expenses, actions, proceedings, suits, demands, liabilities, loss or damage whatsoever arising out of or resulting from any other actual or potential pollution damage, even where caused wholly or partially by the act, neglect or default of the Owners, their employees, contractors or sub-contractors ~~or by the unseaworthiness of the Vessel.~~

14.     Insurance

(a)(i) The Owners shall procure and maintain in effect for the duration of this Charter Party, with reputable insurers, ~~the insurances set forth in ANNEX “B”. Policy limits shall not be less than those indicated.~~  Reasonable deductibles are acceptable and shall be for the account of the Owners.

(ii)  The Charterers shall upon request be named as co-insured. The Owners shall upon request cause insurers to waive subrogation rights against the Charterers (as encompassed in Clause 12(e)(i)). Co-insurance and/or waivers of subrogation shall be given only insofar as these relate to liabilities which are properly the responsibility of the Owners under the terms of this Charter Party

(b)  The Owners shall upon request furnish the Charterers with certificates of insurance which provide sufficient information to verify that the Owners have complied with the insurance requirements of this Charter Party.

(c)  If the Owners fail to comply with the aforesaid insurance requirements, the Charterers may, without prejudice to any other rights or remedies under this Charter Party, purchase similar coverage and deduct the cost thereof from any payment due to the Owners under this Charter Party. (see also clause 37)

15.     Saving of Life and Salvage

(a)  The Vessel shall be permitted to deviate for the purpose of saving life at sea without prior approval of or notice to the Charterers and without loss of Hire provided however that notice of such deviation is given as soon as possible.

(b)  Subject to the Charterers’ consent, which shall not be unreasonably withheld, the Vessel shall be at liberty to undertake attempts at salvage, it being understood that the Vessel shall be off hire from the time she leaves port or commences to deviate and she shall remain off-hire until she is again in every way ready to resume the Charterers’ service at a position which is not less favourable to the Charterers than the position at the time of leaving port or deviating for the salvage services.

All salvage monies earned by the Vessel shall be divided equally between the Owners and the Charterers, after deducting the Master’s, Officers’ and Crew’s share, legal expenses, value of fuel and lubricants consumed, Hire of the Vessel lost by the Owners during the salvage, repairs to damage sustained, if any, and any other extraordinary loss or expense sustained as a result of the salvage.

The Charterers shall be bound by all measures taken by the Owners in order to secure payment of salvage and to fix its amount.

(c)  The Owners shall waive their right to claim any award for salvage performed on property owned by or contracted to the Charterers, always provided such property was the object of the operation the Vessel was chartered for, and the Vessel shall remain on hire when rendering salvage services to such property. This waiver is without prejudice to any right the Vessel’s Master, Officers and Crew may have under any title.

If the Owners render assistance to such property in distress on the basis of “no claim for salvage”, then, notwithstanding any other provisions contained in this Charter Party and even in the event of neglect or default of the Owners, Master, Officers or Crew.

(i) The Charterers shall be responsible for and shall indemnify the Owners against payments made, under any legal rights, to the Master, Officers and Crew in relation to such assistance.

(ii) The Charterers shall be responsible for and shall reimburse the Owners for any loss or damage sustained by the Vessel or her equipment by reason of giving such assistance and shall also pay the Owners’ additional expenses thereby incurred.

(iii) The Charterers shall be responsible for any actual or potential spill, seepage and/or emission of any pollutant howsoever caused occurring within the offshore site and any pollution resulting therefrom, wheresoever it may occur and including but not limited to the cost of such measures as are reasonably necessary to prevent or mitigate pollution damage, and the Charterers shall indemnify the Owners against any liability, cost or expense arising by reason of such actual or potential spill, seepage and/or emission.

(iv) The Vessel shall not be off-hire as a consequence of giving such assistance, or effecting repairs under sub-paragraph (ii) of this sub- clause, and time taken for such repairs shall not count against time granted under Clause 11(c).

(v) The Charterers shall indemnify the Owners against any liability, cost and/or expense whatsoever in respect of any loss of life, injury, damage or other loss to person or property howsoever arising from such assistance.

16.     Lien

The Owners shall have a lien upon all cargoes and equipment for all claims against the Charterers under this Charter Party and the Charterers shall have a lien on the Vessel for all monies paid in advance and not earned. The Charterers will not suffer, nor permit to be continued, any lien or encumbrance incurred by them or their agents, which might have priority over the title and interest of the Owners in the Vessel. Except as provided in Clause 12, the Charterers shall indemnify and hold the Owners harmless against any lien of whatsoever nature arising upon the Vessel during the Charter Period while she is under the control of the Charterers, and against any claims against the Owners arising out of the operation of the Vessel by the Charterers or out of any neglect of the Charterers in relation to the Vessel or the operation thereof. Should the Vessel be arrested by reason of claims or liens arising out of her operation hereunder, unless brought about by the act or neglect of the Owners, the Charterers shall at their own expense take all reasonable steps to secure that within a reasonable time the Vessel is released and at their own expense put up bail to secure release of the Vessel.

17.     Sublet and Assignment

(a)  Charterers. -The Charterers shall have the option of subletting, ~~assigning or loaning~~ the Vessel to any person or company not competing with the Owners, subject to the Owners’ prior approval which shall not be unreasonably withheld, upon giving notice in writing to the Owners, but the original Charterers shall always remain responsible to the Owners for due performance of the Charter Party and contractors of the person or company taking such subletting, assigning or loan shall be deemed contractors of the

Charterers for all the purposes of this Charter Party. The Owners make it a condition of such consent that additional Hire shall be paid as agreed between the Charterers and the Owners having regard to the nature and period of any intended service of the Vessel.

~~(b) If the Vessel is sublet, assigned or loaned to undertake rig anchor Handling and/or towing operations connected with equipment, other than that Used by the Charterers, then a daily increment to the Hire in the amount as Stated in Box 29 or pro rata shall be paid for the period between departure for such operations and return to her normal duties for the Charterers.~~

(c)  Owners -The Owners may not assign or transfer any part of this Charter Party without the written approval of the Charterers, which approval shall not be unreasonably withheld.

Approval by the Charterers of such subletting or assignment shall not relieve the Owners of their responsibility for due performance of the part of the services which is sublet or assigned.

18.     Substitute Vessel

The Owners shall be entitled at any time, whether before delivery or at any other time during the Charter Period, to provide a substitute vessel, subject to the Charterers’ prior approval which shall not be unreasonably withheld.

19.     War

(a)  Unless the consent of the Owners be first obtained, the Vessel shall not be ordered nor continue to any port or place or on any voyage nor be used on any service which will bring the Vessel within a zone which is dangerous as a result of any actual or threatened act of war, war, hostilities, warlike operations, acts of piracy or of hostility or malicious damage against this or any other vessel or its cargo by any person, body or state whatsoever, revolution, civil war, civil commotion or the operation of international law, nor be exposed in any way to any risks or penalties whatsoever consequent upon the imposition of sanctions, nor carry any goods that may in any way expose her to any risks of seizure, capture, penalties or any other interference of any kind whatsoever by the belligerent or fighting powers or parties or by any government or rulers.

(b)  Should the Vessel approach or be brought or ordered within such zone, or be exposed in any way to the said risks, (i) the Owners shall be entitled from time to time to insure their interest in the Vessel for such terms as they deem fit up to its open market value and also in the Hire against any of the risks likely to be involved thereby, and the Charterers shall make a refund on demand of any additional premium thereby incurred, and (ii) notwithstanding the terms of Clause 11 Hire shall be payable for all time lost including any loss owing to loss of or injury to the Master, Officers, Crew or passengers or to refusal by any of them to proceed to such zone or to be exposed to such risks.

(c)  In the event of additional insurance premiums being incurred or the wages of the Master and/or Officers and/or Crew and/or the cost of provisions and/ or stores for deck and/or engine room being increased by reason of or during the existence of any of the matters mentioned in sub-clause (a) the amount of any additional premium and/or increase shall be added to the Hire, and paid by the Charterers on production of the Owners’ account therefore, such account being rendered monthly.

(d)  The Vessel shall have liberty to comply with any orders or directions as to departure, arrival, routes, ports of call, stoppages, destination, delivery or in any other way whatsoever given by the government of the nation under whose flag the Vessel sails or any other government or any person (or body) acting or purporting to act with the authority of such government or by any committee or person having under the terms of the war risks insurance on the Vessel the right to give any such orders or directions.

(e)  In the event of the outbreak of war (whether there be a declaration of war or not) between any of the countries stated in Box 30 or in the event of the nation under whose flag the Vessel sails becoming involved in war (whether there be a declaration of war or not) either the Owners or the Charterers may terminate this Charter Party, whereupon the Charterers shall redeliver the Vessel to the Owners in accordance with PART I if it has cargo on board after discharge thereof at destination or, if debarred under this Clause from reaching or entering it, at a near open and safe port or place as directed by the Owners, or if the Vessel has no cargo on board, at the port or place at which it then is or if at sea at a near, open and safe port or place as directed by the Owners. In all cases Hire shall continue to be paid and, except as aforesaid, all other provisions of this Charter Party shall apply until redelivery.

(f)  If in compliance with the provisions of this Clause anything is done or is not done, such shall not be deemed a deviation.

The Charterers shall procure that all Bills of Lading (if any) issued under this Charter Party shall contain the stipulations contained in sub-clauses (a), (d) and (f) of this Clause.

20.     Excluded Ports

(a)  The Vessel shall not be ordered to nor bound to enter without the Owners’ written permission (a) any place where fever or epidemics are prevalent or to which the Master, Officers and Crew by law are not bound to follow the Vessel;

(b)  any ice-bound place or any place where lights, lightships, marks and buoys are or are likely to be withdrawn by reason of ice on the Vessel’s arrival or where there is risk that ordinarily the Vessel will not be able on account of ice to reach the place or to get out after having completed her operations. The Vessel shall not be obliged to force ice nor to follow an icebreaker. If, on account of ice, the Master considers it dangerous to remain at the loading or discharging place for fear of the Vessel being frozen in and/or damaged, he has liberty to sail to a convenient open place and await the Charterers’ fresh instructions.

(b)  Should the Vessel approach or be brought or ordered within such place, or be exposed in any way to the said risks, the Owners shall be entitled from time to time to insure their interests in the Vessel and/or Hire against any of the risks likely to be involved thereby on such terms as they shall think fit, the Charterers to make a refund to the Owners of the premium on demand. Notwithstanding the terms of Clause 11 Hire shall be paid for all time lost including any lost owing to loss of or sickness or injury to the Master, Officers, Crew or passengers or to the action of the Crew in refusing to proceed to such place or to be exposed to such risks.

21.     General Average and New Jason Clause

General Average shall be adjusted and settled in London unless otherwise stated in Box31. according to York/Antwerp Rules, 1974, as ~~may be~~ amended. Hire shall not contribute to General Average. Should adjustment be made in accordance with the law and practice of the United States of America, the following provision shall apply:

“In the event of accident, danger, damage or disaster before or after the commencement of the voyage, resulting from any cause whatsoever, whether due to negligence or not, for which, or for the consequence of which, the Owners are not responsible, by statute, contract or otherwise, the cargo, shippers, consignees or owners of the cargo shall contribute with the Owners in General Average to the payment of any sacrifices, loss or expenses of a General Average nature that may be made or incurred and shall pay salvage and special charges incurred in respect of the cargo.

If a salving vessel is owned or operated by the Owners, salvage shall be paid for as fully as if the said salving vessel or vessels belonged to strangers. Such deposit as the Owners, or their agents, may deem sufficient to cover the estimated contribution of the cargo and any salvage and special charges thereon shall, if required, be made by the cargo, shippers, consignees or owners of the cargo to the Owners before delivery”.

22.     Both-to-Blame Collision Clause

If the Vessel comes into collision with another ship as a result of the negligence of the other ship and any act, neglect or default of the Master,

mariner, pilot or the servants of the Owners in the navigation or the management of the Vessel, the Charterers will indemnify the Owners against all loss or liability to the other or non-carrying ship or her owners insofar as such loss or liability represent loss of or damage to, or any claim whatsoever of the owners of any goods carried under this Charter Party paid or payable by the other or non-carrying ship or her owners to the owners of the said goods and set-off, recouped or recovered by the other or non-carrying ship or her owners as part of their claim against the Vessel or the Owners. The foregoing provisions shall also apply where the owners, operators or those in charge of any ship or ships or objects other than or in addition to the colliding ships or objects are at fault in respect of a collision or contact.

23.     Structural Alterations and Additional Equipment

The Charterers shall have the option of, at their expense, making structural alterations to the Vessel or installing additional equipment with the written consent of the Owners which shall not be unreasonably withheld but unless otherwise agreed the Vessel is to be redelivered reinstated, at the Charterers’ expense, to her original condition. The Vessel is to remain on hire during any period of these alterations or reinstatement. The Charterers, unless otherwise agreed, shall be responsible for repair and maintenance of any such alteration or additional equipment.

24.     Health and Safety

The Owners shall comply with and adhere to all applicable international, national and local regulations pertaining to health and safety, and such Charterers’ instructions as may be appended hereto.

25.     Taxes

Each party shall pay taxes due on its own profit, income and personnel. The Charterers shall pay all other taxes and dues arising out of the operation or use of the Vessel during the Charter Period.

In the event of change in the Area of Operation or change in local regulation and/or interpretation thereof, resulting in an unavoidable and documented change of the Owners’ tax liability after the date of entering into the Charter Party or the date of commencement of employment, whichever is the earlier, Hire shall be adjusted accordingly.

26.     Early Termination

~~(a) For Charterers’ Convenience. -The Charterers may terminate this Charter Party at any time by giving the Owners written notice as stated in Box 15 and By paying the settlement stated in Box 14 and the demobilisation charge Stated in Box 16, as well as Hire or other payments due under the Charter Party.~~

(b)  For Cause. -If either party becomes informed of the occurrence of any event described in this Clause that party shall so notify the other party promptly in writing and in any case within 3 days after such information is received. If the occurrence has not ceased within 3 days after such notification has been given, this Charter Party may be terminated by either party, without prejudice to any other rights which either party may have, under any of the following circumstances:

(i)  Requisition. -If the government of the state of registry and/or the flag of the Vessel, or any agency thereof, requisitions for hire or title or otherwise takes possession of the Vessel during the Charter Period.

(ii)  Confiscation. -If any government, individual or group, whether or not purporting to act as a government or on behalf of any government, confiscates, requisitions, expropriates, seizes or otherwise takes possession of the Vessel during the Charter Period.

(iii)  Bankruptcy. -In the event of an order being made or resolution passed for the winding up, dissolution, liquidation or bankruptcy of either party (otherwise than for the purpose of reconstruction or amalgamation) or if a receiver is appointed or if it suspends payment or ceases to carry on business.

(iv)  Loss of Vessel. -If the Vessel is lost, actually or constructively, or missing, unless the Owners provide a substitute vessel pursuant to Clause 18. In the case of termination, Hire shall cease from the date the Vessel was lost or, in the event of a constructive total loss, from the date of the event giving rise to such loss. If the date of loss cannot be ascertained or the Vessel is missing, payment of Hire shall cease from the date the Vessel was last reported.

(v)  Breakdown. -If, at any time during the term of this Charter Party, a breakdown of the Owners’ equipment or Vessel results in the Owners’ being unable to perform their obligations hereunder for a period exceeding that stated in Box 32, unless the Owners provide a substitute vessel pursuant to Clause 18.

(vi)  Force Majeure. -If a force majeure condition as defined in Clause 27 prevails for a period exceeding 15 consecutive days. Any Force Majeure situation would not include Charterers equipment.

(vii)  Default. -If either party is in repudiatory breach of its obligations hereunder.

Termination as a result of any of the above mentioned causes shall not relieve the Charterers of any obligation for Hire and any other payments due.

27.     Force Majeure

Neither the Owners nor the Charterers shall be liable for any loss, damages or delay or failure in performance hereunder resulting from any force majeure event. Including but not limited to acts of God, fire. action of the elements. epidemics. war (declared or undeclared). warlike actions. insurrection. revolution or civil strike, piracy, civil war or hostile action, strikes or differences with workmen (except for disputes relating solely to the Owners’ or the Charterers employees). acts of the public enemy. federal or state laws, rules and regulations of any governmental authorities having or asserting jurisdiction in the premises or of any other group, organisation or informal association (whether or not formally recognised as a government), and any other cause beyond the reasonable control of either party which makes continuance of operations impossible.

28.     Notices and Invoices

Notices and invoices required to be given under this Charter Party shall be given in writing to the addresses stated in Boxes 21, 35 and 36 as appropriate.

29.     Wreck Removal

If the Vessel sinks and becomes a wreck and an obstruction to navigation and has to be removed upon request by any compulsory law or authority having jurisdiction over the area where the wreck is placed, the Owners shall be liable for any and all expenses in connection with the raising, removal, destruction, lighting or marking of the wreck.

30.     Confidentiality

All information or data obtained by the Owners in the performance of this Charter Party is the property of the Charterers, is confidential and shall not be disclosed without the prior written consent of the Charterers. The Owners shall use their best efforts to ensure that the Owners, any of their sub-contractors, and employees and agents thereof shall not disclose any such information or data.

31.     Law and Arbitration

*) (a) This Charter Party shall be governed by English law and any dispute arising out of this Charter Party shall be referred to arbitration in London, one arbitrator being appointed by each party, in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within 14 days, failing which the arbitrator already appointed shall act as sole arbitrator. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~*) (b) Should any dispute arise out of this Charter Party, the matter in dispute Shall be referred to three persons at New York, one to be appointed by each of The parties hereto, and the third by the two so chosen; their decision or that of Any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The arbitrators shall be members Of the Society of Maritime Arbitrators, Inc. of New York and the proceedings Shall be conducted in accordance with the rules of the Society.~~

~~*) (c) Any dispute arising out of this Charter Party shall be referred to arbitration At the place stated in Box 33 subject to the law and procedures applicable there.~~

(d)  If Box 33 in PART I is not filled in, sub-clause (a) of this Clause shall apply. *) (a), (b) and (c) are alternatives; state alternative agreed in Box 33

32.     Entire Agreement

This is the entire agreement of the parties, which supersedes all previous written or oral understandings and which may not be modified except by a written amendment signed by both parties.

33.     Severability Clause

If any portion of this Charter Party is held to be invalid or unenforceable for any reason by a court or governmental authority of competent jurisdiction, then such portion will be deemed to be stricken and the remainder of this Charter Party shall continue in full force and effect.

34.     Demise

Nothing herein contained shall be construed as creating a demise of the Vessel to the Charterers.

35.     Definitions

“Well” is defined for the purposes of this Charter Party as the time required to drill. test. Complete and/or abandon a single borehole including any side- track thereof.

“Offshore unit” is defined for the purposes of this Charter Party as any vessel. offshore installation. structure and/or mobile unit used in offshore exploration, construction, pipelaying or repair, exploitation or production.

“Offshore site” is defined for the purposes of this Charter Party as the area within three nautical miles of an “offshore unit” from or to which the Owners are requested to take their Vessel by the Charterers.

“Employees” is defined for the purposes of this Charter Party as employees. directors. Officers. servants. agents or invitees.

36.     Headings

The headings of this Charter Party are for identification only and shall not be deemed to be part hereof or be taken into consideration in the interpretation or construction of this Charter Party.

Additional clauses to Bimco Supplytime 89 Charter Party reference CABLE SHIPPING INC. and TORCH OFFSHORE LLC, Salford England, dated 31st May 2002.

37. Insurance

Owners shall provide to Charterers copies of Vessel’s present insurances and shall maintain these during the full period of the Charter Party. These include Hull & Machinery insurance, P&I and SPS covers. The Charterers, shall also provide to the Owners copies of insurances relating to their equipment and personnel.

With reference to Clause 37, any insurance / P&I Club cover excess as may be required by the Charterers and / or Client over and above the Owners’ normal cover will be for the Charterers’ account and in any event subject to Owners’ Insurance company approval of Charterers’ demand. Extra war risks premium / expenses as well as extra wages for crew etc, if applicable, to be for Charterers' account. Also any additional cost caused to the Owners due to the P&I insurance extra cover to be obtained through a Mexican Insurance broker and which Owners are unable to recover from their P&I current insurers, shall be for Charterers account

38. Clarification to Clause 11(c) — Suspension of Hire

(c) Maintenance & Drydocking: Owners agree that the Vessel will only be drydocked as per Class requirements during the period of this charter unless damage to the Vessel’s hull or machinery has occurred which prevents the Vessel from performing without repairs. Owners shall however be entitled to carry out general maintenance work to the Vessel and the Vessel’s equipment provided such maintenance, preventive or corrective work does not interfere with Charterers’ operations at the time.

39. ISM Code

From the date the International Management Code (ISM) comes into force for the Vessel, and thereafter for the period of this Charter Party, the Owner undertakes that both the Vessel and the company owning and/or operating the Vessel, as defined in the ISM code, shall comply with the requirement of this code. The Owners shall provide a copy of the relevant Document Of Compliance (DOC) and Safety Management Certificate (SMC) to the Charterers.

40. Technicians

Charterers shall have the right to utilise the technicians space on board the Vessel and shall keep the Owners regularly advised of the number of technicians expected to be on board at any one time. The total number on board shall never exceed the number specified in the Vessel’s safety equipment certificate. The number of technicians that can be carried on board the Vessel shall be mutually agreed after consideration of the number of any additional crew that may be required by the Vessel.

41. Crew Changes

The Owners shall be responsible for arranging timely relief of the Owners’ personnel on board the Vessel which shall be achieved by Charterers fulfilling their obligations as set out below.

The Charterers shall provide the Owners with a specific and regular programme of the Vessel’s movements for a minimum of 14 days in advance which also shall include the number of Charterers’ technicians.

When a crew change needs to be effected in or through a country that has visa regulations, Charterers shall give the Owners sufficient notice thereof for the Owners to complete and obtain visas for the crew joining or leaving the vessel.

When or where the crew changes need to be effected offshore by helicopter or supply vessel, Owners shall be responsible for the timely arrival and cost of any of their joining crew up to the appropriate heliport or ship berth. Charterers shall be responsible for the cost and arrangement of the transport to the Vessel’s offshore location for all of the joining crew and until their arrival on board the Vessel. The transportation cost and arrangement for any crew leaving the Vessel from the offshore location shall be for the account of the Charterers until the crew’s arrival onshore at an appropriate heliport or ships berth, from which point the Owners shall become responsible for all repatriation arrangements and associated costs for Owners’ personnel only.

Charterers shall make their own arrangements and be responsible for the costs incurred for personnel changes of those persons appointed and or supplied by the Charterers or their clients. Such arrangements shall be co-ordinated with the Owners and/or the Master of the Vessel.

42. Charter Hire

This shall be payable per day or pro rata for ~~a~~ part of a day and excluding all catering and accommodation services, fuel, lubes, potable water, provisions, garbage handling and slop removal, dues, fees, tests, craneage and pilot fees, which shall be for Charterers’ account, Daily hire as per box 19.

43. Crewing of the Vessel

When the Vessel is operational, the following crew shall be provided and paid for by the Owners.

1) Master 2) Chief Officer 3) Senior DPO 4) DPO 5) DPO 6) Chief Eng. 7) 2nd Eng. 8) 2nd Eng. 9) DP ET 10) Cook 11) Cook 12) 3rd Eng. 13) 3rd Eng. 14) Motorman 15) Motorman 16) AB 17) AB 18) Steward

19) Steward 20) Steward 21) Steward 22) Rigger Foreman 23) Rigger Foreman 24) Rigger 25) Rigger 26) Rigger 27) Rigger 28) Welder 29) Welder

Owners officers to be proficient in English language.

44. Vessel’s Name and Charterers’ Markings and Logos

The Vessel shall be renamed “ MIDNIGHT HUNTER ” at Owners expense. The Charterers have the right to display prominently on both sides of the Vessel their own logo and markings during the period of the charter. All costs in this connection shall be for Charterers account.

45. Communication

Charterers or their clients use of the Vessel’s communications system shall be recharged by the Owners to the Charterers at cost plus 10% handling.

46. Taxes

Any/all local taxes and or dues/levies calculated on ship/hire shall be for Charterers’ account

47. Owners’ Right to Sell

The Owners shall have the right at any time to sell the Vessel during the period of the charter and the new owners shall be required to perform this Charter Party. The Owners shall have also the option to change vessel’s flag.

48. Bank Guarantee

Charterers to provide upon signing of this Charter Party an on demand guarantee issued in favour of the Owners by a first class bank acceptable to the Owners, and in a form acceptable to the Owners, guaranteeing the payment on the first written demand of The Owners of the sum of US$1,500,000 for the first 365 days of the charter, reduced to US$1,000,000 for the second 365 days of the charter and US$500,000 for the third 365 days of the charter to the Owners in the event that Charterers shall fail to make any payment of hire to the Owners as per this Charter Party, it being expressly understood that the said guarantee shall not in any way require either the Owners or the guarantor first to take action against the Charterers as a condition of the payment by the guarantor. It also, being expressly understood that the said guarantee shall not limit the Owners right to take action against the Charterers. The said guarantee shall remain in full force and effect for the duration of the contract as amended herein.

The form of bank guarantee is enclosed in "Annex E ” herein. Once the delivery date is known the bank shall be instructed to issue a hard copy of the bank guarantee letter to Owners. In recognition of Owners requirement that the bank guarantee shall be governed by English law, Owners agree to contribute US$5.625, - to the costs of arranging this, and this amount shall be deducted from the first charter hire payment

49. Purchase Options

This agreement includes purchase options for which declarations may be made on the 640th day or 915th day into the charter period. The option prices are:

after 730 days : US$12,500,000
after 1095 days : US$10,000,000

The terms of a purchase shall be governed by the Saleform 1993 as attached in Annex ‘D’.

50. Contacts and Notices

(a)	The Owners Commercial Manager is:
GO-DP Ltd
Tamal 3, 36 Birbirkara Hill
ST. JULIANS
STJ 15—MALTA
contact name: Mr. Simon Fiorini Lowell
phone: +356 21 383882
fax: +356 21 383795
e-mail: godp@maltanet.net

The Owners Technical Manager is:
Argo sri
Via Monteruscello, 75—
80078 Pozzuoli (Naples) — ITALY
contact name: Cap. Vincenzo Fevola (General Manager)
phone: +39 081 5230901
fax: + 39 081 5230920
e-mail: info@argosrl.com
mob.phone: +39 3484092172

(b)	The Charterers VP Operations is:
Torch Offshore L.L.C. 401 Whitney Avenue, Suite 400 Gretna, Louisiana 70056, USA contact name: W. Bergeron phone: +1 504 367 7030 fax:+1 504 367 7075 e-mail: w.bergeron@torchinc.com

51. Classification

Owners undertake to keep the Vessel in class throughout the charter period. However, the classification of Charterers equipment, such as diving system, craneage, etc. shall be Charterers responsibility and for their account.

52. Delivery

With reference to Box 5 and Box 6, and Clause 2 (a), the Vessel shall he delivered on a date between August 10th— September 10th 2002, in Owners’ option. Owners to give Charterers 25/10/7/5 approximate and 3/2/1 days definite notice of delivery.

53. Rig-Up Period

Owners shall grant Charterers a rig-up period of maximum 35 continuous days from delivery at half the operational day rate (i.e. US$9,250, per day) for the installation of Charterers equipment. During this period the Vessel shall be in port and non operational. Upon passing the pilot station of the said port, the full charter hire shall apply.

54. New Crane Pedestals

Owners shall arrange for moving the existing crane and installing a pedestal for an additional crane to the agreed design in Owners time in Gdynia prior to Delivery at a lump sum cost of US$100,000. The work shall include ancillary works/items (such as electrical works, supply of oil, supply of paint, workshop documentation, etc). Such amount shall be paid by Charterers to Owners on completion of works.

55. Victualling and Accommodation

With reference to box 26, box 27 and clause 5 (c) (i), Charterers shall provide and pay for all victuals and cooking / janitoring consumables at no cost to the Owners. The crew list includes 2 cooks and 4 stewards which Charterers consider sufficient for up to 80 people on board. If the number of persons on board increases to between 80 and 100 then Charterers shall provide one additional steward. If the number of persons on board is over 100, then Charterers shall provide another additional steward.

56. Cancellation

Chartereres shall have the right to cancel this Charter 18 months from delivery by giving Owners 180 days written notice and payment in one lump sum of the number of unexpired days of the Charter time at the rate of US$6,000 per day on the date of redelivery.

End of Part II

ANNEX “A” TO Uniform Time Charter Party for Offshore Service Vessels
Code Name: “SUPPLYTIME 89”-dated 31st May 2002

Mv “ G. MURRAY “ (Class 2 DP)

Flag/Classification:
Flag Port of Registry Official Number IMO Number Call Sign Classification	St. Vincent & the Grenadines Kingstown 8714 7628760 J8B2242 RINA C (Maltese Cross) Supply Vessel; Special Service (Research Ship) Dynapos AM/AT R, ELI — Unrestricted Navigation

Main particulars:
Built Reconstructed Commissioned LOA LBP Breadth Depth Draft Summer	1978 Far East Livingstone Shipyard — Singapore 2002 (Poland) 2002 (Poland) 104,00 m (including anchor racks) 95,20 m 18,80 m (moulded) — 20,90 m (extreme incl. anchor racks) 6,706 m 5,20 m

Capacities:
Displacement Deadweight GT/NT Clear deck space Diesel Oil Fresh Water Ballast Water	8150 t 4500 t 3993 / 1197 (approx) over 1000 sqm @ 10 t/sqm abt 1000 t abt 1000 t abt 1600 t

Machinery:
Engines Propellers Aft Thrusters Bow Thrusters Generators Emergency Generator	2 x 1650 Hp Wichmann 5AX, 375 RPM
2 x CPP
2 x 2000 Hp Brunvoll azimuth thrusters
1 x 800 Hp Brunvoll tunnel thruster
2 x 800 Hp Brunvoll tunnel thrusters + 1 x 1000 Hp Brunvoll tunnel thruster
5 x 1135 kW Caterpillar CAT3516 1800 RPM 60 Hz
3 x 340 kW Detroit Diesel S71 1800 RPM 60 Hz
1 x 260 kW Detroit Diesel S57 1800 RPM 60 Hz

Deck machinery:
Crane Mooring Equipment (4 point mooring)	1x Liebherr B10 / 2426, 10 t @ 2,5 — 22 m 2 x double drum Brattvaag hydraulic low pressure winches 60 t linepull @ 12,7 m/min; Length of wires 1000 m x 51mm diam. each 4 x 6 tons Anchors

Speed/Fuel consumption:	Full speed	abt 12 Knots, abt 23 tons gasoil x day
	Cruising	abt 10,5 Knots, abt 15 tons gasoil x day
	Economical speed	abt 9 Knots, abt 10 tons gasoil x day
	DP	abt 7 — 12 tons gasoil x day
	Stand-by	abt 2 tons gasoil x day

Dynamic Positioning System:	Simrad SDP 21 (full redundancy) positioning system

Reference System:	Simrad HiPAP and Taut Wire

G. MURRAY	PAGE 1 OF 2

Interface:	Dual DGPS

Accommodation:	Total berths: 128 (12 single + 24 double cabins + 17 four bed cabins) incl. crew All cabins fitted with own facilities and air conditioning

Others:	Helicopter deck 20,1 m diameter
Moon pool               7,6 x 6,1 m
Conference room    10 sqm
Offices                      50 sqm
On-off line                56 sqm
Gymnasium              35 sqm
Hospital                    16 sqm
Recreation rooms    65 sqm
Mess rooms            105 sqm
Helideck reception  16 sqm
Foundation for crane up to 300 tons
The vessel fully complies with the latest SOLAS requirements (2001)

DETAILS GIVEN IN GOOD FAITH BUT WITHOUT GUARANTEE

G. MURRAY	PAGE 2 OF 2

ANNEX “B” to Uniform Time Charter Party for Offshore Service Vessels Code Name: “SUPPLYTIME 89” — dated

INSURANCE

Insurance policies (as applicable) to be procured and maintained by the Owners under Clause 14:

(1)	Marine Hull Insurance. — Hull and Machinery Insurance shall be provided with limits equal to those normally carried by the Owners for the Vessel.

(2)	Protection and Indemnity (Marine Liability) Insurance. -Protection and Indemnity or Marine Liability insurance shall be provided for the Vessel with a limit equal to the value under paragraph 1 above or U.S. $5 million, whichever is greater, and shall include but not be limited to coverage for crew liability, third party bodily injury and property damage liability, including collision liability, towers liability (unless carried elsewhere).

(3)	~~General Third Party Liability Insurance. -Coverage shall be for:~~

~~Bodily Injury~~	~~per person.~~
~~Property Damage~~ 	~~per occurrence.~~

~~(4)~~	~~Workmen’s Compensation and Employer’s Liability Insurance for Employees. -covering non-employees for statutory benefits as set out and required by local law in area of operation or area in which the Owners may become legally obliged to pay benefits.~~

~~(5)~~	~~Comprehensive General Automobile Liability Insurance. - Covering all owned, hired and non-owned vehicles coverage shall be for:~~

~~Bodily Injury~~	~~According to the local law.~~
~~Property Damage~~ 	~~In an amount equivalent to single limit per occurrence.~~

(6)	~~Such other insurances as may be agreed.~~

ANNEX “C” to Uniform Time Charter Party for Offshore Service Vessels Code Name: “SUPPLYTIME 89” — dated 31st May 2002

AGREEMENT FOR MUTUAL INDEMNITY AND WAIVER OF RECOURSE
(Optional, only applicable if stated in Box 28 in PART I)

     This Agreement is made between the Owners and the Charterers and is premised on the following:

(a)	The Charterers and the Owners have entered into a contract or agreement dated as above regarding the performance of work or service in connection with the Charterers’ operations offshore (“Operations”);

(b)	(b) The Charterers and the Owners have entered into, or shall enter into, contracts or agreements with other contractors for the performance of work or service in connection with the Operations;

(c)	Certain of such other contractors have signed, or may sign, counterparts of this Agreement or substantially similar agreements relating to the Operations (“Signatory” or collectively “Signatories”) ; and

(d)	The Signatories wish to modify their relationship at common law and avoid entirely disputes as to their liabilities for damage or injuries to their respective property or employees;

In consideration of the premises and of execution of reciprocal covenants by the other Signatories, the Owners agree that:

1.	The Owners shall hold harmless, defend, indemnify and waive all rights of recourse against the other Signatories and their respective subsidiary and affiliate companies, employees, directors, officers, servants, agents, invitees, vessel(s), and insurers, from and against any and all claims, demands, liabilities or causes of action of every kind and character, in favour of any person or party, for injury to, illness or death of any employee of or for damage to or loss of property owned by the Owners (or in possession of the Owners by virtue of an arrangement made with an entity which is not a Signatory) which injury, illness, death, damage or loss arises out of the Operations, and regardless of the cause of such injury, illness, death, damage or loss even though caused in whole or in part by a pre-existing defect, the negligence, strict liability or other legal fault of other Signatories.

2.	The Owners (including the Vessel) shall have no liability whatsoever for injury, illness or death of any employee of another Signatory under the Owners’ direction by virtue of an arrangement made with such other Signatory, or for damage to or loss of property of another Signatory in the Owners’ possession by virtue of an arrangement made with such other Signatory. In no event shall the Owners(including the Vessel) be liable to another Signatory for any consequential damages whatsoever arising out of or in connection with the performance or non-performance of this Agreement, including, but not limited to, loss of use, loss of profits, shut-in or loss of production and cost of insurance.

3.	The Owners undertake to obtain from their insurers a waiver of rights of subrogation against all other Signatories in accordance with the provisions of this Agreement governing the mutual liability of the Signatories with regard to the Operations.

4.	The Owners shall attempt to have those of their sub-contractors which are involved in the Operations become Signatories and shall promptly furnish the Charterers with an original counterpart of this Agreement or of a substantially similar agreement executed by its sub-contractors.

5.	Nothing contained in this Agreement shall be construed or held to deprive the Owners or the Charterers or any other Signatory as against any person or party, including as against each other, of any right to claim limitation of liability provided by any applicable law, statute or convention, save that nothing in this Agreement shall create any right to limit liability. Where the Owners or the Charterers or any other Signatory may seek an indemnity under the provisions of this Agreement as against each other in respect of a claim brought by a third party, the Owners or the Charterers or any other Signatory shall seek to limit their liability against such third party.

6.	The Charterers shall provide the Owners with a copy of every counterpart of this Agreement or substantially similar agreement which is executed by another Signatory pertaining to the Operations, and shall, in signing this, and in every counterpart of this Agreement, be deemed to be acting as agent or trustee for the benefit of all Signatories.

7.	This Agreement shall inure to the benefit of and become binding on the Owners as to any other Signatories on the later of the date of execution by the Owners and the date of execution of a counterpart of this Agreement or a substantially similar agreement by such other Signatory pertaining to the Operations.

8.	Any contractor, consultant, sub-contractor, etc., performing work or service for the Charterers or another Signatory in connection with the Operations which has not entered into a formal contract for the performance of such work or service may nevertheless become a Signatory by signing a counterpart of this Agreement or a substantially similar agreement which shall govern, as to the subject of this Agreement, the relationship between such new Signatory and the other Signatories and also by extension its relations with the Charterers.

9.	This Agreement may be executed in any number of counterparts or substantially similar agreements as necessary but all such counterparts shall together constitute one legal instrument.

Norwegian Shipbrokers’ Association’s Memo- Random of Agreement for sale and purchase of Ships. Adopted by The Baltic and International Maritime Council (BIMCO) in 1956.
Code-name SALEFORM 1993 Revised 1966, 1983 and 1986/87.

ANNEX “D” to “SUPPLYTIME 89”
Dated 31st May 2002 — Purchase Option Terms
MEMORANDUM OF AGREEMENT

Dated:

CABLE SHIPPING INC. MONROVA, LIBERIA or a company to be nominated by them hereinafter called the Sellers, have agreed to sell, and
TORCH OFFSHORE L.L.C. New Orleans, USA.

hereinafter called the Buyers, have agreed to buy

Name: ‘G. MURRAY’ (T.B.N. ‘MIDNIGHT HUNTER’)

Classification Society/Class: Built:	RINA C (Maltese Cross) Supply Vessel, Special Service (Research Ship) — Unrestricted Navigation — (Maltese Cross) DYNAPOS AM/AT R 1978 By: FELS Singapore. Converted 2002 by Nauta, Gdynia, Poland

Flag: St Vincent & the Grenadines Call Sign: J8B2242 Register Number: 8714	Place of Registration: Grt/Nrt:	Kingstown

hereinafter called the Vessel, on the following terms and conditions:

Definitions

“Banking days” are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 and in the place of closing stipulated in Clause 8.

“In writing” or “written” means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, telex, telefax or other modern form of written communication.

“Classification Society” or “Class” means the Society referred to in line 4.

1. Purchase Price             See Clause 49 of SUPPLYTIME 89

2. Deposit

As security for the correct fulfilment of this Agreement the Buyers shall pay a deposit of 10% (ten per cent) of the Purchase Price within 60 days from date of purchase option declaration. This deposit shall be placed with

(T.B.A.)

and held by them in a joint account for the Sellers and the Buyers, to be released in accordance with joint written instructions of the Sellers and the Buyers. Interest, if any, to be credited to the Buyers. Any fee charged for holding the said deposit shall be borne equally by the Sellers and the Buyers.

3. Payment

The said Purchase Price shall be paid in full free of bank charges to

(T.B.A.)

on delivery of the Vessel, but not later than 3 banking days after the Vessel is in every respect physically ready for delivery in accordance with the terms and conditions of this Agreement and Notice of Readiness has been given in accordance with Clause 5.

4.	Inspections

a)	* ~~The Buyers have not inspected and accepted the Vessel’s classification records. The Buyers have also inspected the Vessel at/in on~~
~~and have accepted the Vessel following this inspection and the sale is outright and definite, subject only to the terms and conditions of this Agreement.~~

b)	* ~~The Buyers shall have the right to inspect the Vessel’s classification records and declare whether same are accepted or not within~~

~~The Sellers shall provide for inspection of the Vessel aVin~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred. The Buyers shall inspect the Vessel without opening up and without cost to the Sellers. During the inspection, the Vessel’s deck and engine log books shall be made available for examination by the Buyers. If the Vessel is accepted after such inspection, the sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided the Sellers receive written notice of acceptance from the Buyers within 72 hours after completion of such inspection.~~

~~Should notice of acceptance of the Vessel’s classification records and of the Vessel not be received by the Sellers as aforesaid, the deposit together with interest earned shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~4 a) and 4b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 4a) to apply.~~

5.	Notices, time and place of delivery

a)	The Buyers shall keep the Sellers well informed of the Vessel’s itinerary status and shall provide the Sellers with, 30/15/10/7/3/2, and one days notice of the estimated time of delivery ~~at the intended place of drydocking/underwater inspection/delivery.~~ When the Vessel is at the place of delivery and in every respect physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

b)	The Vessel shall be delivered and taken over safely afloat ~~at a safe and accessible berth or anchorage at/in~~ wherever.

in the Buyers’ option.

Expected time of delivery: see clause 49 of SUPPLYTIME 89 Part II

Date of cancelling (see Clauses 5 c), 6 b) (iii) and 14): 30 days beyond expected time of delivery

c)	~~If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the cancelling date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and propose a new cancelling date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 within 7 running days of receipt of the notice or of accepting the new date as the new cancelling date. If the Buyers have not declared their option within 7 running days of receipt of the Sellers’ notification or if the Buyers accept the new date, the date proposed in the Sellers’ notification shall be deemed to be the new cancelling date and shall be substituted for the cancelling date stipulated in line 61.~~

~~If this Agreement is maintained with the new cancelling date all other terms and conditions hereof including those contained in Clauses 5 a) and 5 c) shall remain unaltered and in full force and effect. Cancellation or failure to cancel shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 for the Vessel not being ready by the original cancelling date.~~

d)	Should the Vessel become an actual, constructive or compromised total loss before delivery the deposit together with interest earned shall be released immediately to the Buyers whereafter this Agreement shall be null and void.

~~6~~.	~~Drydocking/Divers Inspection~~

~~a) **~~	~~The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation * .~~

~~b) **~~	~~(i) The Vessel is to be delivered without drydocking. However, the Buyers shall have the right at their expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. The Sellers shall at their cost make the Vessel available for such inspection. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the port of delivery are unsuitable for such inspection, the Sellers shall make the Vessel available at a suitable alternative place near to the delivery port.~~

~~(ii) If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, then unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel’s underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society’s rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel’s class, such defects shall be made good by the Sellers at their expense to the satisfaction of the Classification Society without condition/recommendation*. In such event the Sellers are to pay also for the cost of the underwater inspection and the Classification Society’s attendance.~~

~~(iii) If the Vessel is to be drydocked pursuant to Clause 6 b) (ii) and no suitable dry- docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per Clause 5 b). Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per Clause 5 b) which shall, for the purpose of this Clause, become the new port of delivery. In such event the cancelling date provided for in Clause 5 b) shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of 14 running days.~~

~~c)~~	~~If the Vessel is drydocked pursuant to Clause 6 a) or 6 b) above~~

~~(i) the Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the right to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society’s rules for tailshaft survey and consistent with the current stage of the Vessel’s survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel’s class, those parts shall be renewed or made good at the Sellers’ expense to the satisfaction of the Classification Society without condition/recommendation * .~~

~~(ii) the expenses relating to the survey of the tailshaft system shall be borne by the Buyers unless the Classification Society requires such survey to be carried out, in which case the Sellers shall pay these expenses. The Sellers shall also pay the expenses if the Buyers require the survey and parts of the system are condemned or found defective or broken so as to affect the Vessel’s class*.~~

~~(iii) the expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society’s fees shall be paid by the Sellers if the Classification Society issues any condition/recommendation* as a result of the surveyor if it requires survey of the tailshaft system. In all other cases the Buyers shall pay the aforesaid expenses, dues and fees.~~

~~(iv) the Buyers’ representative shall have the right to be present in the drydock, but without interfering with the work or decisions of the Classification surveyor .~~

~~(v) the Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk and expense without interfering with the Sellers’ or the Classification surveyor’s work, if any, and without affecting the Vessel’s timely delivery. If, however, the Buyers’ work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers’ work shall be for the Buyers’ risk and expense. In the event that the Buyers’ work requires such additional time, the Sellers may upon completion of the Sellers’ work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and the Buyers shall be obliged to take delivery in accordance with Clause 3, whether the Vessel is in drydock or not and irrespective of Clause 5 b).~~

~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

~~6 a) and 6 b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 a) to apply.~~

7. Spares/bunkers, etc.

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board and on shore. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of inspection used or unused, whether on board or not shall become the Buyers’ property, but spares on order are to be excluded. Forwarding charges, if any, shall be for the Buyers’ account. The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. The radio installation and navigational equipment shall be included in the sale without extra payment if they are the property of the Sellers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

The Sellers have the right to take ashore crockery, plates, cutlery, linen and other articles bearing the Sellers’ flag or name, provided they replace same with similar unmarked items. Library, forms, etc., exclusively for use in the Sellers’ vessel(s), shall be excluded without compensation. Captain’s, Officers’ and Crew’s personal belongings including the slop chest are to be excluded from the sale, ~~as well as the following additional items (including items on hire):~~

~~The Buyers shall take over the remaining bunkers and unused lubricating oils in storage tanks and sealed drums and pay the current net market price (excluding barging expenses) at the port and date of delivery of the Vessel.~~

~~Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.~~

8. Documentation

The place of closing:

In exchange for payment of the Purchase Price the Sellers shall furnish the Buyers with delivery documents, namely:

a)	Legal Bill of Sale in a form recordable in (the country in which the Buyers are to register the Vessel), warranting that the Vessel is free from all encumbrances, mortgages and maritime liens or any other debts or claims whatsoever, duly notarially attested and legalized by the consul of such country or other competent authority.

b)	Current Certificate of Ownership issued by the competent authorities of the flag state of the Vessel.

c)	Confirmation of Class issued within 72 hours prior to delivery.

d)	Current Certificate issued by the competent authorities stating that the Vessel is free from registered encumbrances.

e)	Certificate of Deletion of the Vessel from the Vessel’s registry or other official evidence of deletion appropriate to the Vessel’s registry at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately, a written undertaking by the Sellers to effect deletion from the Vessel’s registry forthwith and furnish a Certificate or other official evidence of deletion to the Buyers promptly and latest within 4 (four) weeks after the Purchase Price has been paid and the Vessel has been delivered.

f)	Any such additional documents as may reasonably be required by the competent authorities for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.

At the time of delivery the Buyers and Sellers shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers.

At the time of delivery the Sellers shall hand to the Buyers the classification certificate(s) as well as all plans etc., which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same. ~~At the time of delivery the Buyers shall withhold the classification certificate(s) as well as all plans etc., which are on board the Vessel.~~ Other certificates which are on board the Vessel shall also be withheld by the Buyers unless the Sellers are required to retain the same, in which case the Buyers to have the right to take copies.

Other technical documentation which may be in the Sellers’ possession shall be promptly forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel’s log books but the Buyers to have the right to take copies of same.

9. Encumbrances

     The Sellers warrant that the Vessel, at the time of delivery, is free from all charters, encumbrances, mortgages and maritime liens or any other debts whatsoever. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery .

10. Taxes, etc

     Any taxes, fees and expenses in connection with the purchase and registration under the Buyers’ flag shall be for the Buyers’ account, whereas similar charges in connection with the closing of the Sellers’ register shall be for the Sellers’ account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers’ risk and expense subject to the terms of the SUPPLYTIME 89, until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she was at the time of delivery under the SUPPLYTIME 89, fair wear and tear excepted.

However, the Vessel shall be delivered with her class maintained without condition/recommendation*, free of average damage affecting the Vessel’s class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/recommendation* by Class or the relevant authorities at the time of delivery .

~~“Inspection” in this Clause 11, shall mean the Buyers’ inspection according to Clause 4 a) or 4 b), if applicable, or the Buyers’ inspection prior to the signing of this Agreement. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

~~Notes, if any, in the surveyor’s report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.~~

The Vessel with everything belonging to her shall be at the Seller’s risk subject to the terms of the SUPPLYTIME 89 until she is delivered to the Buyers. However, the Vessel shall be delivered as she is and lays.

12.	Name/markings

Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers’ default

Should the deposit not be paid in accordance with Clause 2, the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest.

Should the Purchase Price not be paid in accordance with Clause 3, the Sellers have the right to cancel the Agreement, in which case the deposit together with interest earned shall be released to the Sellers. If the deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers’ default

Should the Sellers fail ~~to give Notice of Readiness in accordance with Clause 5 a) or fail~~ to be ready to validly complete a legal transfer by the date stipulated in line 61 the Buyers shall have the option of cancelling this Agreement provided always that the Sellers shall be granted a maximum of 3 banking days after Notice of Readiness has been given to make arrangements for the documentation set out in Clause 8. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again in every respect by the date stipulated in line 61 and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement the deposit together with interest earned shall be released to them immediately.

Should the Sellers fail to give Notice of Readiness by the date stipulated in line 61 or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven negligence and whether or not the Buyers cancel this Agreement.

~~15.~~	~~Buyers’ representatives~~

~~After this Agreement has been signed by both parties and the deposit has been lodged, the Buyers have the right to place two representatives on board the Vessel at their sole risk and expense upon arrival at on or about These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers’ representatives shall sign the Sellers’ letter of indemnity prior to their embarkation.~~

16.	Arbitration

a)*	This Agreement shall be governed by and construed in accordance with English law and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the Arbitration Acts 1950 and 1979 or any statutory modification or re-enactment thereof for the time being in force, one arbitrator being appointed by each party. On the receipt by one party of the nomination in writing of the other party’s arbitrator, that party shall appoint their arbitrator within fourteen days, failing which the decision of the single arbitrator appointed shall apply. If two arbitrators properly appointed shall not agree they shall appoint an umpire whose decision shall be final.

~~b)*~~	~~This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the Law of the State of New York and should any dispute arise out of this Agreement, the matter in dispute shall be referred to three persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for purpose of enforcing any award, this Agreement may be made a rule of the Court. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc. New York.~~

~~c)*~~	~~Any dispute arising out of this Agreement shall be referred to arbitration at , subject to the procedures applicable there. The laws of shall govern this Agreement.~~

~~16 a), 16 b) and 16 c) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 16 a) to apply.~~

ANNEX “E” to Uniform Time Charter Party for Offshore Service Vessels
Code name: “SUPPLYTIME89” — dated 31st May 2002

G. MURRAY/TORCH OFFSHORE LLC

(Bankers headed-paper)

Date...........

Cable shipping Inc.
80 Broad Street
Monrovia — Liberia

Dear Sirs,

On Demand Guarantee for Payment
under “Supplytime 89” Charter Party
dated 31st May 2002.

WHEREAS, TORCH OFFSHORE, L.L.C., 401 Whitney Avenue, Suite 400, Gretna — Louisiana 70056, USA (Hereafter called “Charters”) has undertaken to make payments for hire to Cable Shipping Inc.l of 80 Broad Street, Morovia, Liberia, as owners of ‘G. MURRAY’ pursuant to the above Charter Party:

AND WHEREAS it has been agreed by Charterers in the above referenced Charter Party that it shall furnish Cable Shipping Inc. with an on demand bank guarantee by a first class bank in the usm of US$ 1,500,000.00 for the first 365 days of the charter, reduced to US$ 1,000,000.00 for the second 365 days of the charter as security for the obligations of Charterers under the Charter Party.

AND WHEREAS we have agreed to provide such on demand bank guarantee to your at the request of Charterers.

THEREFORE WE, Regions Bank, 301 St. Charles Ave, New Orleans, Louisiana 70130 hereby at the request of Chartereres irrevocably undertake to pay you without limitation, without delay and without any withholdings or deductions and without proof or conditions, on receipt of your first written demand (by fax or by letter) stating that the Charterers have failed to pay hire in terms of the Charter Party, the sum of US$1,500,000.00 (One million and Five hundred thousand US Dollars) through (insert actual date), US$ 1,000,000.00 (One million US Dollars) through (insert actual date), US$ 500,000.00 (Five hundred thousand US Dollars) through (insert actual date).

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This Guarantee:

(a)	shall be governed by and construed in accordance with English law and we irrevocably submit to the exclusive jurisdiction of the Engish courts for all suits against the Bank arising out of or in-connection herewith;

(b)	shall expire and cease to be of any further force or effect at our close of business in London on 31st December 2005, unless extended by us in writing to a later fixed date.

For and on behalf of

(Bank)............................

By:...(Signatory).................

Position:.........................

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